Exhibit 10.23

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (2) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

THIRD AMENDED AND RESTATED
EXCLUSIVE DISTRIBUTION AGREEMENT

THIS THIRD AMENDED AND RESTATED EXCLUSIVE DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of June 10, 2022 (the “Effective Date”), by and between BIDI VAPOR, LLC, a Florida limited liability company (“Manufacturer”), and KAIVAL BRANDS INNOVATIONS GROUP, INC., a Delaware corporation (“Distributor”). Manufacturer and Distributor are each referred to herein as a “Party” and collectively, the “Parties.”

RECITALS

WHEREAS, Manufacturer is in the business of developing electronic and non-electronic nicotine delivery systems and related components (all such products whether now or hereafter made available for sale by Manufacturer, other than Excluded Products, being hereinafter referred to as the “Products”). A list of the currently available products is listed on Exhibit A.

WHEREAS, Distributor wishes to obtain, and Manufacturer is willing to grant Distributor, an exclusive worldwide right to distribute the Products for sale and resale to both retail level customers (“Retail Customers”) and non-retail level customers, including without limitation, to wholesale customers and sub-distributors (“Non-Retail Customers”).

WHEREAS, Manufacturer and Distributor previously entered into that certain Exclusive Distribution Agreement, effective as of March 9, 2020 (the “Original Agreement”).

WHEREAS, Manufacturer and Distributor amended and restated the Original Agreement in its entirety on May 21, 2020 (the “First Restated Agreement”), which superseded the Original Agreement, and then subsequently amended and restated the First Restated Agreement in its entirety pursuant to that certain Second Amended and Restated Exclusive Distribution Agreement, dated effective as of April 20, 2021 (the “Second Restated Agreement”), which superseded the First Restated Agreement.

WHEREAS, the Parties wish to amend and restate the Second Restated Agreement in its entirety for purposes of modifying various terms and provisions thereof.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Manufacturer and Distributor, intending to be legally bound, hereby agree as follows:

1.       APPOINTMENT; EXCLUSIVITY; MARKETING AND SUPPORT.

A.       Appointment and Exclusivity. Subject to the terms and conditions set forth in this Agreement and the carve-out for, and exclusion of, the PMI Markets as set forth in Section 1.A.i. below (the “PMI Exclusion”), Manufacturer hereby appoints Distributor as its exclusive worldwide distributor of the Products, and Manufacturer cannot sell to anyone except Distributor or its designated parties (i.e., KBI (as defined below)) (“Designees”) any Products covered by this Agreement. Distributor accepts the appointment as Manufacturer’s exclusive worldwide distributor of the Products (subject only to the PMI Exclusion) and agrees to buy for resale, upon the terms and conditions set forth herein, the Products in such quantities as Distributor shall need to properly service the market. Manufacturer represents and warrants that the appointment of and sale of the Products to Distributor under this Agreement does not violate any obligations or contracts of Manufacturer. As a condition of exclusivity, Distributor agrees not to represent or sell other products, which Manufacturer may reasonably determine to be competitive with the Products, without written approval from Manufacturer. For purposes of clarification, during the term of this Agreement, Manufacturer will not directly or indirectly sell any Products to any person (Retail Customer or Non-Retail Customer) other than to Distributor and its Designees. Notwithstanding anything to the contrary set forth in this Agreement, “Products” does not include the Excluded Products.

i.	Distribution of Certain Products in the PMI Markets. The Parties acknowledge and agree: (a) Kaival Brands International, LLC, a Delaware limited liability company (“KBI”) is a wholly owned subsidiary of Distributor; (b) KBI, on the Effective Date, will be entering into the Deed of Licensing Agreement (the “PMI Licensing Agreement”) with Philip Morris Products, S.A. (“PMI”) whereby PMI will be granted a sub-license for certain intellectual property more specifically set forth in the PMI Licensing Agreement in the Markets; (c) in order to fulfill the terms of the PMI Licensing Agreement, KBI and the Manufacturer will be entering into a License Agreement on the Effective Date whereby Manufacturer shall license to KBI all the intellectual property rights that are necessary for KBI to sub-license the intellectual property rights to PMI that are forth in the PMI Licensing Agreement; and (d) in order to fulfill the terms of the PMI Licensing Agreement, Distributor shall contribute its exclusive distribution rights to the Markets (the “PMI Distribution Rights”) to KBI in the form of a Capital Contribution Agreement for the duration of the Term (including any Extension Period and Sell-Out Period) to ensure this Agreement does not conflict with or otherwise include the rights sub-licensed by KBI to PMI pursuant to the PMI Licensing Agreement, including, without limitation, PMI’s right to distribute Products, as well as any New Property included under the scope of the PMI Licensing Agreement, in the Markets. The Parties agree that upon termination of the PMI Licensing Agreement and the completion of any Sell-Out Period, KBI shall contribute the PMI Distribution Rights back to Distributor so that all worldwide distribution rights revert back to Distributor for the duration of the term of this Agreement in the manner prescribed herein and that the PMI Exclusion no longer applies in interpreting this Agreement. Capitalized terms that are used, but not defined, in this Agreement shall have the meanings set forth in the PMI Licensing Agreement. The Parties further agree that Distributor shall grant the PMI Distribution Rights directly to PMI as required by the Deed of Letter dated even date herewith (the “Deed Letter”) for the duration of the Term including any Extension Period and Sell-Out Period.

ii.	Before Distributor sells or permits any Products to be sold outside of the United States in a country that is not a Market (or in any Market after the Term concludes): (a) a Freedom to Operate and compliance review with respect to that country shall be conducted by Distributor and shared with Manufacturer; and (ii) both Parties shall agree upon all relevant commercial terms with respect to the sale of Products by Manufacturer to Distributor for that purpose. Manufacturer must agree that the Freedom to Operate and compliance review is sufficient and satisfactory before Distributor can sell Products or permit Products to be sold in the associated country, but such approval shall not be unreasonably withheld. The costs of such Freedom to Operate and compliance review shall be split evenly between the Manufacturer and the Distributor; provided however, that if Distributor does not launch a Product into the country within one year after the Freedom to Operate and compliance review is initiated with respect to that country, then Distributor will reimburse Manufacturer for Manufacturer’s share of the costs of such related Freedom to Operate and compliance review within thirty (30) days after such first (1st) anniversary. Additionally, the price that Distributor pays to Manufacturer for Products to be sold outside of the United States will be agreed upon by the Parties independently of the price Distributor pays to Manufacturer for Products to be sold inside of the United States, and will be agreed upon on a market by market (or territory by territory) basis. These price changes and determinations will follow the same process outlined in Section 2.D.

B.       Marketing and Support. Manufacturer will be solely responsible to provide Distributor with all branding, logos, and marketing materials to be utilized by Distributor in connection with Distributor’s marketing and promotion of the Products; provided, however, Distributor shall bear all expenses related to reproduction and distribution of the same. Distributor agrees to use its best efforts to promote, develop a market, sell, and distribute the Products worldwide. Among such other actions as may be necessary to generate sales of the Products, Distributor will perform at its expense and to the reasonable satisfaction of Manufacturer the following duties:

i.	Distributor will engage in sales promotion activities in which the Products shall be designated by their correct names and identified as the Products of Manufacturer being marketed by Distributor as an independent distributor.

ii.	Distributor will provide all customer service and support (both to its Retail Customers and Non-Retail Customers and to all end consumers of the Products), and will maintain adequate quality control staffing at all times to perform the required quality control processes and procedures relating to the Products.

iii.	Distributor may use internet domains and subdomains that include Manufacturer trademarks to effectuate marketing and sales permitted under this Agreement, subject to the terms and provisions of Section 5.

iv.	Distributor shall maintain adequate warehousing and inventory levels of the Products on-hand to meet demand. Distributor understands that Manufacturer will only produce Products for accepted orders from Distributor, and Manufacturer is not obligated to hold any inventory (except as designated for shipment pursuant to an accepted order). Distributor’s warehouse must meet Manufacturer’s reasonable product and storage specifications communicated in advance to Distributor, as well as all applicable laws, regulations, and government orders, and all industry regulations, and shall be able to hold enough inventory to allow it to meet anticipated customer demand. Distributor’s warehouse must be adequately climate controlled for any portion that stores the Products, and must be operated, in a manner consistent with Manufacturer’s reasonable storage and handling instructions for the Products.

v.	Distributor shall at all times conduct its business in a manner that will reflect favorably on Manufacturer and the Products and will not engage in any deceptive, misleading, illegal, or unethical business practice. In performing its obligations hereunder, Distributor agrees not to make any representations or give any warranties or guarantees to any person with respect to the Products, other than in compliance with Section 7.A. hereof or otherwise expressly authorized in writing by Manufacturer.

vi.	Distributor shall provide to Manufacturer prior to the time of first use all website content and five (5) copies of all of Distributor’s industry advertising communications, advertising, and sales promotion materials in which any Products are mentioned and five (5) copies of any translations of any manuals or other materials provided or sold to Distributor by Manufacturer. Manufacturer shall have the right (but not the obligation) to promptly comment on such materials for legal and factual compliance related issues (and Distributor shall reasonably consider, and not unreasonably reject, such comments for inclusion in such final copies). Notwithstanding the foregoing, nothing herein shall prohibit Distributor from making disclosures required by law or order of a tribunal of competent jurisdiction (provided, however, that except to the extent prohibited by law or order of a tribunal of competent jurisdiction, Distributor shall provide prior written notice of such disclosures to Manufacturer).

vii.	At Distributor’s own cost and not more often than every three (3) months, Distributor shall make reports to Manufacturer, as reasonably requested by Manufacturer, (a) with respect to sales and potential sales of the Products, and (b) regarding information as is reasonably necessary to enable Manufacturer to complete Manufacturer’s post-PMTA survey and other legal obligations. Distributor also shall report to Manufacturer such information as is reasonably necessary to enable Manufacturer to manufacture or supply the Products in compliance with applicable laws and regulations in jurisdictions in which Distributor sells, or has authorized others to sell, the Products.

viii.	Distributor will prepare and deliver to Manufacturer three-year rolling forecasts of Distributor’s anticipated sales by Product and SKU category, updated and delivered annually on or before October 1 of each calendar year commencing with the year during which a marketing grant order (an “MGO”) is issued by the U.S. Food and Drug Administration for any one of the stock keeping units (i.e., one of the flavors identified on Exhibit A) (“SKUs”); provided, however, that such forecasts shall only include SKUs that have received an MGO. The parties shall discuss such forecasts concurrently with their meeting on pricing described in Section 2.D. If an MGO is granted with respect to a SKU after the Minimum Purchase Threshold is finally determined pursuant to Section 2.D for a given year, that Minimum Purchase Threshold shall not include such SKU for that year, but such SKU shall be incorporated when the parties meet again beginning the next October 1 pursuant to the normal process prescribed by Section 2.D.

ix.	Distributor will comply with all applicable laws and regulations and will not assist or participate in any violation of laws or regulations applicable to Manufacturer or Distributor. Notwithstanding anything to the contrary in this Agreement, at Distributor’s own cost, Distributor shall: (a) use commercially reasonable youth purchase prevention measures; (b) comply with all of youth-prevention measures necessitated by the results of Manufacturer’s PMTA surveys; and (c) take any other corrective steps required for Distributor (as opposed to Manufacturer) as a result of the PMTA surveys.

x.	Distributor shall be responsible for all expenses incurred by it in connection with the implementation and performance of its duties and obligations under this Agreement, including, without limitation: (i) salaries or compensation for its personnel; (ii) costs and expenses associated with establishing and maintaining its sales organization and offices; and (iii) marketing, advertising, and promotion expenses.

xi.	On an on-going basis, Distributor must notify Manufacturer within three (3) business days after its receipt of any written notice that Manufacturer’s sale of Products to Distributor, or Distributor’s subsequent marketing, distribution, or resale of those Products, is illegal (a “Notice of Illegality”), provided, that if Distributor fails to do so but an officer of Manufacturer separately has knowledge of some or all of the information contained in that Notice of Illegality, Manufacturer shall be responsible for the portion of those losses that a court, tribunal, or arbitrator with jurisdiction over the Parties finds could have been avoided as a result of that officer’s knowledge, and Distributor shall be responsible for the remainder of those losses that could have been avoided by providing the Notice of Illegality to Manufacturer.

2.       PURCHASE ORDERS; PRICING.

A.       Purchase Orders. Distributor shall order the Products in accordance with the terms and conditions of this Agreement. Each order for the purchase of the Products (a “Purchase Order”) must be submitted to Manufacturer by Distributor by email or Manufacturer’s electronic data interchange (EDI) system. Each Purchase Order shall specify: (i) whether the order is being made in connection with the sale by Distributor to Retail Customers or to Non-Retail Customers, (ii) the quantity of the Products being ordered, (iii) the price to be paid by Distributor to Manufacturer for the Products ordered, (iv) payment terms granted by Manufacturer (not to be inconsistent with the requirements of this Agreement), (v) the requested receipt date and delivery instructions for the applicable Products ordered, and (vi) that the quantity of Products includes at least one (1) full container of Products (i.e., at least 504,000 units of Products, as 70 pallets of 7,200 units each pallet can be contained in a container), with any orders for any one flavor of Product being in one pallet quantity denominations (7,200 units per pallet). Receipt dates must be during the term of this Agreement, except Distributor may request, subject to Manufacturer’s acceptance in Manufacturer’s sole and absolute discretion, a Purchase Order with a requested receipt date after the expiration or termination of this Agreement, in which case, if accepted by Manufacturer, the terms and conditions of this Agreement shall apply to such purchase, but under no circumstances should such purchase be deemed to be or construed as being a renewal or extension of this Agreement or the exclusivity rights granted to Distributor herein. The Parties agree that to the extent that any of the terms and conditions of this Agreement conflict or are inconsistent with the terms or conditions of any Purchase Order submitted by Distributor, the terms and conditions of this Agreement shall prevail and control to the extent of any such conflict or inconsistency, unless the Purchase Order containing such conflicting or inconsistent terms and conditions is countersigned by Manufacturer, in which case the terms and conditions set forth in such Purchase Order shall prevail and control to the extent of any such conflict or inconsistency (but with respect to that order only).

B.       Acceptance of Purchase Order. A Purchase Order submitted by Distributor shall be deemed to have been accepted by, and shall be binding upon, Manufacturer when it is countersigned by Manufacturer (which Manufacturer will not unreasonably withhold, condition, or delay) or if it is not rejected by Manufacturer, in whole or in part, by written notice to Distributor that is received by Distributor within ten (10) business days after the receipt of the Purchase Order by Manufacturer (the “Consideration Period”). Notwithstanding anything contained herein to the contrary, Manufacturer may take the following actions with respect to an applicable Purchase Order placed by Distributor:

i.	Rejection, Cancellation, or Delay After the Consideration Period. After the Consideration Period, Manufacturer may reject, cancel, or delay any Purchased Order: (a) pursuant to Section 4.B. below; or (b) if the Purchase Order contains terms inconsistent with the terms and provisions of this Agreement.

ii.	Rejection During the Consideration Period. During the Consideration Period, Manufacturer may reject any Purchase Order: (a) pursuant to Section 4.B. below; (b) if the Purchase Order contains terms inconsistent with the terms and provisions of this Agreement; or (c) if Manufacturer possesses insufficient production capacity to fulfill the order in the time period required by the Purchase Order.

iii.	Special Provisions Non-Exclusivity. During any time when the rights granted to Distributor in this Agreement are non-exclusive, Manufacturer may modify a Purchase Order (the “Modified Purchase Order”) as commercially necessary in light of Manufacturer’s production capacity or any other commercial constraint; provided however, that: (a) Manufacturer may not reject, cancel, or delay a Purchase Order for any other reason; and (b) Manufacturer’s stipulation of a reasonable Carrier Possession Date in light of its current production capacity prior to acceptance (or deemed acceptance) shall not constitute a prohibited cancellation, or delay. Manufacturer shall be required to deliver written notice of the Modified Purchase Order to Distributor who shall have five (5) business days after receipt to cancel the Modified Purchase Order at the discretion of Distributor.

In the event Manufacturer is unable to fill all of a Purchase Order for any reason, it shall promptly notify Distributor in writing and Distributor shall have the right, in its discretion to cancel the subject Purchase Order within five (5) business after its receipt of such written notice. Moreover, if Manufacturer delivers to Distributor updated Written Specifications with respect to Products that are the subject to a Purchase Order at any time at or prior to Manufacturer’s acceptance of that Purchase Order, Distributor shall have the right, in its discretion to cancel the subject Purchase Order within five (5) business after its receipt of such written update.

C.       Invoices and Payment Terms. Manufacturer shall send Distributor invoices via email for each whole or partial Purchase Order shipped. Manufacturer shall send such invoices to Distributor once the Products are in the possession of the shipping carrier, if shipped by sea, or if shipped by air, then once the Products are delivered to the Destination (as defined in Section 4.A. below). Distributor shall notify Manufacturer in writing if Distributor disputes any charges set forth on an invoice within five (5) calendar days after receipt of such invoice, specifying in reasonable detail the items disputed and basis for the dispute. Thereafter, the Parties will work in good faith to resolve such dispute as quickly as is reasonably possible. If any such dispute is not resolved within thirty (30) calendar days after Distributor’s receipt of the applicable invoice, then Manufacturer may suspend any further shipments of the Products under this Agreement until such time as the dispute is resolved and all amounts agreed upon by the Parties to be due are paid in full. All undisputed amounts on each invoice are due and payable within either fourteen (14) calendar days from the date the Product is received at the Destination (as defined in Section 4.A. below) if the Product was shipped by air, or thirty (30) calendar days from the date the shipping carrier has taken possession of the Product if shipped by sea. Payments due hereunder must be made, at Distributor’s option, by ACH, wire transfer, certified check, or such other method as may be agreed to by the Parties. Manufacturer reserves the right to change or modify payment terms upon sixty (60) calendar days’ written notice to Distributor at any time following a default by Distributor of its payment obligations under this Agreement with such changes or modifications to be effective for Purchase Orders submitted after such sixty (60) calendar day period.

D.       Prices; Price Reductions; Minimum Purchase Thresholds.

i.	The price that Distributor shall pay to Manufacturer for each Product order placed by Distributor and accepted by Manufacturer on or before December 31, 2022 for Products distributed and sold in the United States shall be as listed on Exhibit A attached hereto. Distributor agrees to pay Manufacturer the established fixed price per Product identified in Exhibit A attached hereto, or the price per unit of Product established pursuant to the process in Section 2.C or in this Section 2.D (as noted), for all Products purchased from Manufacturer.

ii.	Each calendar year (a “Review Year”), the Parties shall meet in the first half of the fourth calendar quarter (i.e., October 1 – November 15), but as promptly as possible on or after October 1st of that Review Year, to negotiate in good faith to both set such prices for the subsequent calendar year, and to set the minimum quantities that must be purchased for a Product for such calendar year with respect to all SKUs subject to an MGO (a “Minimum Purchase Threshold”). Once agreed to and set, the price and Minimum Purchase Threshold shall not change during such subsequent calendar year. In such meetings in the fourth quarter of each Review Year, the Parties have no obligation to share cost or other internal data. For example: (a) if no SKUs were subject to a MGO in the first calendar year, and if two SKUs become subject to an MGO within the second calendar year, then the Minimum Purchase Threshold would not be instituted until the third calendar year and would relate to those two (2) SKUs for that third calendar year; and (b) if in the third calendar year, one additional SKU becomes subject to an MGO within the third calendar year, then the Minimum Purchase Threshold would not change during that third calendar year, and the fourth calendar year Minimum Purchase Threshold would be determined by adding in the effect of such additional SKU that was subject to an MGO in the third year such that the Minimum Purchase Threshold would relate to those three SKUs for that fourth calendar year.

iii.	If the Parties cannot agree on a price and/or Minimum Purchase Thresholds for the subsequent calendar year pursuant to this section by November 15th of a Review Year, then the price and/or Minimum Purchase Threshold, as applicable, shall not change for the coming year, unless either Party provides written notice to the other of its election to invoke the following impasse resolution procedure (“IRP”) on or prior to December 31st of that Review Year. In the event of such a notice, within fifteen (15) calendar days of the delivery of such notice to the notified Party, each Party shall provide to the other Party its preferred third-party (each, a “Consultant”) to resolve the dispute by: (a) with respect to pricing, conducting a transfer pricing, market pricing, or any other type of suitable study to determine average market pricing for similarly situated distributors; and (b) with respect to Minimum Purchase Thresholds, conducting a market study of the total market for the SKUs in question and Distributor’s anticipated market share thereof, and in each case the types of requested studies must be included in the notice, along with the estimated fees for the Consultants, the fees for and types of studies to be conducted, and the estimated timeline for the delivery of the completed price recommendation from the Consultants. The Consultants to perform each of these two (2) types of studies may be different persons. Any Consultant must be reputable, independent, and have commercially reasonable credentials, experience, and qualifications to conduct the required analysis for the study in question. The Parties shall have fifteen (15) calendar days to reach a good faith agreement on the Consultants and the types of studies to use. If the Parties cannot reach an agreement within this fifteen (15) day period, the two Consultants appointed by the Parties with respect to the study in dispute shall themselves appoint another third-party to serve as a Consultant. Each such Consultant must be engaged by Distributor, with all fees to be evenly split between the Parties for such Consultants and studies (i.e., Kaival will pay the Consultants’ fees, but invoice Manufacturer for half the cost of the Consultants, which invoices shall be promptly paid). Every Consultant shall be subject to duties of confidentiality, objectivity, and neutrality in such engagement (which duties shall also be to and for the benefit of both Manufacturer and Distributor, which shall be specified in such third-party’s engagement letter in a manner reasonably satisfactory to the Parties), and their findings shall be binding upon the Parties absent manifest error or mistake of fact. Until any such Consultant completes its work, the then-current price that Manufacturer charged to Distributor for the Review Year, and the Minimum Purchase Threshold (if any) for the Review Year, shall remain in effect; provided, however, that upon receipt by both Parties of the determination of the IRP, if the price has changed from that price that was charged in the disputed year, the Party who benefited from the previously-charged price will have sixty (60) calendar days to provide payment to the other Party for the difference in price (up or down) for orders accepted in the disputed year and actually paid for at such previous price (with all unpaid orders being automatically adjusted to the modified price); and provided further, however, that if this IRP reconciliation results in a refund due to Distributor, then Manufacturer may elect such payment to take the form of credits against future orders; provided that such credits must fully compensate Distributor, even if such credits must extend into future years. Distributor shall use commercially reasonable efforts to cause a Consultant to complete its report within thirty (30) calendar days after that report’s commission.

iv.	Notwithstanding the foregoing provisions of this Section 2.D to the contrary, if this Agreement becomes non-exclusive, then the IRP process shall not apply, and further, Manufacturer may change the price of the Products to Distributor in its discretion, so long as, to the extent permitted by law, such price is generally consistent with, but in no case less favorable than, Manufacturer’s prevailing price to other similarly situated distributors (e.g., distributors purchasing a similar volume) at the time.

v.	For the avoidance of doubt, nothing herein shall restrict Distributor from setting or changing (i) its own price for the Products to the entities to which Distributor sells the Products, or (ii) its own list, suggested, minimum advertised or similar prices.

E.       Past Due Amounts. If any undisputed amount due Manufacturer by Distributor, for any reason, becomes past due, Manufacturer shall provide written notice to Distributor and, if such amounts remain outstanding for fifteen (15) calendar days following receipt of such notice, Manufacturer may at its option and without further notice withhold further shipments or deliveries of the Products under this Agreement until such past due invoices are paid in full.

3.       Taxes. Unless otherwise expressly stated in this Section 3: (a) Distributor shall be responsible for any national, state, or local sales, use, value added, or other tax, tariff or duty (a “Tax”) (except as set forth below as being Manufacturer’s responsibility), or assessment levied or imposed by the United States or any foreign governmental authority arising out of or related to any of the transactions contemplated by this Agreement, including sales of the Products to Distributor (a “Tax”), other than taxes based upon Manufacturer’s income or to the extent resulting from Manufacturer’s failure to establish applicable tax exemptions within its control; and (b) Distributor must pay directly, or reimburse Manufacturer for, the amount of any Tax that Manufacturer is at any time obligated to pay or collect with respect to or arising out of the sale of the Products under this Agreement, excluding taxes based upon Manufacturer’s income or to the extent resulting from Manufacturer’s failure to establish applicable tax exemptions within its control. Notwithstanding the provisions of the immediately preceding sentence to the contrary, Manufacturer shall be responsible for all Taxes that are import tariffs and duties resulting from Manufacturer’s sale of the Products to Distributor. For the avoidance of doubt, each Party is responsible for its own income tax; and Manufacturer (and not Distributor) shall be responsible for and pay any and all import duties (and other taxes and fees relating to importation) and any cargo insurance costs.

4.	SHIPMENTS; PRODUCTS; RIGHT OF FIRST REFUSAL ON CHANGE OF CONTROL TRANSACTIONS.

A.       Shipment Terms; Title and Risk of Loss. All of the Products purchased by Distributor under this Agreement will be packaged for shipment in Manufacturer’s standard containers, marked for shipment or delivery to Distributor at the address specified by Distributor in the Purchase Order (the applicable destination being hereinafter referred to as the “Destination”).

i.	When Manufacturer confirms the Purchase Order, it will provide to Distributor the estimated date (or dates, if the order is broken into batches) when such Purchase Order or portions of such Purchase Order will be ready for shipment (such date or dates are the “Carrier Possession Date”). For the avoidance of doubt, Distributor may cancel, in whole or part or modify, the Purchase Order within ten (10) business days after Manufacturer’s confirmation or deemed acceptance of the Purchase Order if the Carrier Possession Date is, in Distributor’s discretion, too far into the future for its business needs.

ii.	Upon receipt of the confirmation and information described above, Distributor will promptly inform Manufacturer of its preferred method of shipping (e.g., shipping carrier and method (e.g., air or sea)).

iii.	Upon receipt of such shipping method preference from Distributor, Manufacturer shall provide Distributor with shipping quotes, including carrier name, cost, confirming the anticipated Carrier Possession Date, and expected transit time, for the elected shipping methods.

iv.	Distributor shall review the shipping quotes provided by Manufacturer and then promptly communicate its approved shipping method and costs to Manufacturer (“Final Approval Notice”). Manufacturer shall then ship the Products accordingly.

v.	Manufacturer shall promptly forward via email to Distributor copies of the original shipping invoices, and Distributor shall pay such shipping carrier invoices directly to Manufacturer promptly at least two (2) banking days before the due date on each carrier invoice. Manufacturer shall manage all other aspects of shipment. Manufacturer (and not Distributor) shall be responsible for and pay any and all import duties (and other taxes and fees relating to importation), and cargo insurance costs if Manufacturer elects to carry such coverage, and if these costs are listed as part of the carrier invoice, then Manufacturer shall pay to the carrier (and Distributor shall not be responsible for) the portion of the shipping carrier invoice related thereto. Manufacturer shall have no obligation to release the Products to a shipping carrier unless and until the Distributor has made the payments required by this Section 4.A.v with respect to those Products (and shall suffer no penalties or damages to Distributor directly relating to Distributor’s failure to do so).

vi.	Title and risk of loss will pass to Distributor upon the delivery of the Products at the Destination.

vii.	Distributor shall be solely responsible for all costs of shipment for the subsequent sale by Distributor to Retail Customers and Non-Retail Customers.

viii.	Manufacturer shall use commercially reasonable efforts to ensure that all Products in a Purchase Order placed by Distributor are ready for shipment at Manufacturer’s (or its designee’s) production facility on or before the later to occur of the following (the “Delivery Target Date”): (a) the relevant Carrier Possession Date; or (b) sixty (60) calendar days after the date Manufacturer confirms a Purchase Order to Distributor or the Purchase Order is deemed confirmed as set forth in Section 2.B. Manufacturer shall, as promptly as practicable, notify Distributor when Manufacturer knows that the Carrier Possession Date is, or could reasonably be considered to be, no longer accurate in whole or part for the Products subject to the Purchase Order. When Manufacturer fails to so make Products ready for shipment by a Delivery Target Date, Manufacturer shall have an automatic extension of thirty (30) calendar days plus an additional five (5) business days after the Delivery Target Date to make those Products ready for shipment (the last day of the period of thirty (30) calendar days plus an additional five (5) business days, the “Extension Deadline Date”). A late fee of one percent (1.0%) of the total purchase price of Products that are not ready for shipment by the Extension Deadline Date shall be assessed to Manufacturer for every complete fifteen (15) calendar day period after the Extension Deadline Date that elapses until those Products are made ready for shipment by Manufacturer (each, a “Penalty Period”). For the avoidance of doubt, Manufacturer: (a) is not responsible for (and will not pay any late fees resulting from) any delays caused by shipping carriers, force majeure, or changes to the Purchase Order made by Distributor; (b) shall not be charged a late fee for any partial Penalty Period of less than fifteen (15) days (i.e., if Products are ready for shipment fourteen (14) days or less into a Penalty Period, no late fee (whether pro-rated or otherwise) shall be charged with respect to that Penalty Period, but shall be payable with respect to all previously-completed Penalty Periods relating to those Products, if any).

ix.	Any expense for any special packaging (other than that that relates to compliance with laws for any particular permitted Market or territory) or any special delivery requested by Distributor shall be borne by Distributor.

B.       Manufacturer’s Right to Delay or Cancel. Notwithstanding Manufacturer’s obligations in this Agreement, Manufacturer may refuse, cancel, or delay any shipment of the Products when Distributor is delinquent in any payment for more than (30) calendar days, or when Distributor is in material breach of its obligations under this Agreement, which has not been cured pursuant to Section 11.A.

C.       Acceptance of Shipments or Deliveries. Distributor shall have ten (10) business days from the date of arrival of the shipment or delivery of the Products at the applicable Destination or other shipping or delivery location agreed upon by the Parties to inspect the Products and notify Manufacturer in writing of any discrepancies with respect to such Products, including but not limited to any discrepancies in the quantity or quality of the Products. The Products with respect to which Distributor does not notify Manufacturer of any discrepancies in writing shall be deemed accepted by Distributor. Manufacturer shall provide Distributor with proposed inspection procedures for quality checking the Products upon receipt of the Product, and shall keep such proposed procedures up to date. Distributor shall maintain the necessary resources (including qualified personnel available) to conduct such inspections within the time allowed. Manufacturer shall compensate Distributor for any manufacturing and design defects according to the following process: (i) if less than three percent (3.0%) of the items in a “production batch” are so defective, then notwithstanding anything to the contrary set forth in this Agreement, Manufacturer shall not be obligated to provide any reimbursement or replacement of those Products to Distributor or its customers; (ii) if at least three percent (3.0%), but less than ten percent (10.0%), of the items in a production batch are so defective, Manufacturer shall replace the specific defective items; and (iii) if ten percent (10.0%) or more of the items in a production batch are so defective, Manufacturer shall replace the entire production batch. With respect to each Product that is replaced by Manufacturer pursuant to the immediately foregoing sentence, at Manufacturer’s request Distributor shall use commercially reasonable efforts to obtain all replaced Products and destroy them. Notwithstanding anything to the contrary set forth in this Agreement, Manufacturer shall not be responsible for any damage to Products caused: (a) by Distributor or any subsequent person in possession of Products failing to store them in accordance with Manufacturer’s written specifications provided to Distributor in advance; and (b) while they are in a shipping carrier’s custody or control, but only where (i) the shipping carrier has rejected Manufacturer’s claim for damage against the shipping carrier and (ii) Manufacturer’s claim against the shipping carrier was materially prejudiced because Distributor did not perform a brief (but reasonable) visible inspection of the outside of the cargo containers holding the Products at the time after delivery to Distributor at the Destination and report such claimed damage on the bill of lading, shipment invoice, or similar instrument delivered with the cargo. For purposes of this Section 4(C), a production batch is the sum total of the Products bearing the same unique production batch number, which inventory, tracking, and other information shall be maintained by Manufacturer in its ordinary course and which can be reviewed by Distributor if Distributor reasonably believes there may be defects in a production batch.

D.        Adding or Deleting the Products; Manufacturing Changes to the Products. Manufacturer shall have the right at any time upon ninety (90) calendar days’ prior written notice to Distributor to add or delete the Products. Should Manufacturer want to make any changes to the Products, it shall first notify the Distributor at least ninety (90) calendar days before the change is implemented, and such changes shall be agreed to by the Parties in writing before shipment or delivery of any Products that include any such changes. Notwithstanding the foregoing, for changes required by regulatory or certification authorities or otherwise deemed necessary by Manufacturer for any reason, including health, safety, welfare, technology, intellectual property, trade secret, competitive, materials sourcing, or other matters, Manufacturer will notify Distributor at least thirty (30) calendar days before the change is implemented, but Distributor’s approval of such changes shall not be required.

E.       Right of First Refusal for Future Products. The Manufacturer shall offer to the Distributor the right to be the exclusive distributor of any and all future products that: (a) arise out of or relate to electronic nicotine delivery systems and related components to electronic nicotine delivery systems (including any variations thereto (e.g., pods)); or (b) arise out of or relate to the nicotine industry (including but not limited to pouches and other accessories) (collectively, the “Future Products”). For the avoidance of doubt, Future Products shall include all flavors and variants of a product, but only such products as are, or are to be, distributed for commercial sale. Notwithstanding the foregoing provisions of this Section 4.E to the contrary, the products or product types listed at Exhibit C as attached hereto are excluded from the definition of Future Products and this right of first refusal for all purposes (the “Excluded Products”). At such time when the Manufacturer wishes to distribute any Future Products, it will offer the opportunity to the Distributor and the parties must engage in good faith negotiations regarding the terms and conditions, including but not limited to pricing and Minimum Purchase Thresholds, pursuant to which the Distributor will have the exclusive right to distribute Future Products (the “Right of First Offer”). If after ninety (90) days the parties have been unable to reach an agreement and have acted in good faith, the Manufacturer may enter negotiations with third parties. If the Manufacturer intends to enter into an agreement with a third party with respect to distribution of the Future Products, it shall first offer to the Distributor a right of first refusal with respect to such agreement (each, a “Right of First Refusal”). Distributor must exercise any such Right of First Refusal within twenty (20) days after the Manufacturer conveys the terms and conditions of such agreement. Exhibit A shall be amended to include any Future Products to be sold by the Distributor. Notwithstanding anything to the contrary in this Section 4.E., (i) to the extent that, and only to the extent that, PMI is granted a right of first offer or refusal with respect to Future Products in the Markets for which Distributor would otherwise have a Right of First Offer or Right of First Refusal under this Section 4.E., then Distributor’s right shall be a right of second offer/refusal, subordinate only to PMI’s right in the PMI Licensing Agreement (as defined above) and/or as set forth in the Deed Letter in the Markets which shall not arise or accrue unless and until PMI no longer has a right to such New Property under the PMI License Agreement; (ii) any Rights of First Refusal may be exercised on a country by country basis; . For the avoidance of doubt, Distributor’s Right of First Offer and Rights of First Refusal shall not be subordinate to PMI for any country that is not identified as a “Market” in the PMI Licensing Agreement.

F.       Right of First Refusal on Manufacturer Change of Control. If the Manufacturer receives an offer that would constitute a Change of Control Transaction (the “Bona Fide Offer”) and the Manufacturer wishes to accept such Bona Fide Offer, then the Manufacturer shall give written notice (the “Seller’s Notice”) to the Distributor, which Seller’s Notice must contain all the terms, conditions, and obligations of the Bona Fide Offer and the identification of the purchaser (the “Buyer”). The Distributor shall have the irrevocable first right to accept such Bona Fide Offer in place of the Buyer on the same terms and conditions set forth in the Seller’s Notice. The Distributor’s Right of First Refusal shall extend for a period of ninety (90) days after delivery of the Seller’s Notice (the “Exercise Period”) to the Distributor. If the Distributor exercises its rights hereunder and elects to accept the Bona Fide Offer in place of the Buyer, then: (a) the Distributor must send written notice during the Exercise Period to the Manufacturer indicating the Distributor is accepting the Bona Fide Offer in place of the Buyer on the terms and conditions set forth in the Seller’s Notice; and (b) the closing for the Distributor’s acceptance of the Bona Fide Offer in place of the Buyer shall occur at the same time on the same terms and conditions set forth in the Seller’s Notice. For purposes of this Agreement, the term “Change of Control Transaction” means any of the following: (w) any person, entity, or “group” (within the meaning of Rules 13(d) and 14(d) under the Securities Exchange Act of 1934) become the beneficial owner (as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of any class of equity interests or ownership interests of Manufacturer; (x) the existing members of the Manufacturer at the time of the execution of this Agreement (the “Existing Members of the Manufacturer”), its affiliates and/or any trust established by the Existing Members of the Manufacturer solely for their own benefit and the benefit of their respective spouses and/or issue cease to own in the aggregate more than 50% of any class of outstanding equity interests or ownership interests in Manufacturer; (y) a sale, lease, or other disposition of all or substantially all the Manufacturer’s assets; or (z) any consolidation or merger of Manufacturer with or into any other person, entity, or any other corporate reorganization, in which the Existing Members of the Manufacturer own less than 50% of any class of equity interests or ownership interests of the surviving entity.

5.	INTELLECTUAL PROPERTY RIGHTS.

A.       Manufacturer’s Marks. Subject to the terms and conditions of this Agreement, during the term of this Agreement, Manufacturer hereby grants to Distributor a revocable, sublicensable, non-transferable, non-exclusive, limited license to use Manufacturer’s logos, trademarks, and trade names, together with all branding and marketing materials created by or on behalf of Manufacturer in connection with the Products, and the domain www.bidivapor.com (collectively the “Manufacturer IP”), solely in connection with the marketing, advertisement, and sale of the Products. Such license shall immediately terminate upon the expiration or termination of this Agreement. Distributor shall strictly comply with all standards of use for the Manufacturer IP and must at all times display appropriate trademark and copyright notices as instructed by Manufacturer. Distributor acknowledges and agrees that the Manufacturer IP and other intellectual property provided to Distributor by Manufacturer, if any, are the sole and exclusive property of Manufacturer. Distributor shall not acquire any right, title, or interest under this Agreement in any patent, copyright, Manufacturer IP, or other intellectual property right of any kind of Manufacturer. No implied license, patent, copyright, or other intellectual property right of Manufacturer is granted under this Agreement or otherwise. During the term of this Agreement and thereafter, Distributor shall not do anything that will in any manner infringe, impeach, dilute, or lessen the value of the Manufacturer IP, patents, copyrights, or other intellectual property of Manufacturer or the goodwill associated therewith or that will tend to prejudice the reputation of the Manufacturer or the sale of any Products. Without limiting the generality of the foregoing provisions of this Section 5.A, any domain name created by Distributor that incorporates any Manufacturer IP shall be the sole and exclusive property of Manufacturer, and Distributor hereby assigns, transfers, and conveys such domain name to Manufacturer, free and clear of any lien, claim, or encumbrance, subject only to the license set forth above in this Section 5.A.

B.       Distributor Marks. Subject to the terms and conditions of this Agreement, during the term of this Agreement, Distributor hereby grants Manufacturer a non-exclusive, royalty free license to use Distributor’s logos, trademarks, and trade names (the “Distributor Marks”) on Manufacturer’s web sites and marketing materials. Such license shall immediately terminate upon the expiration or termination of this Agreement. Manufacturer shall strictly comply with all standards of use for the Distributor Marks and must at all times display appropriate trademark and copyright notices as instructed by Distributor. Manufacturer acknowledges and agrees that the Distributor Marks and other intellectual property provided to Manufacturer by Distributor, if any, are the sole and exclusive property of Distributor. Manufacturer shall not acquire any right, title, or interest under this Agreement in any patent, copyright, Distributor Marks, or other intellectual property right of any kind of Distributor. No implied license, patent, copyright, or other intellectual property right of Distributor is granted under this Agreement or otherwise. During the term of this Agreement and thereafter, Manufacturer shall not do anything that will in any manner infringe, impeach, dilute, or lessen the value of the Distributor Marks, patents, copyrights, or other intellectual property of Distributor or the goodwill associated therewith or that will tend to prejudice the reputation of the Distributor.

6.	CONFIDENTIAL INFORMATION.

A.       Confidential Information. The Parties acknowledge and agree that during the term of this Agreement, each may receive confidential information from the other Party. “Confidential Information” shall mean (i) information relating to a Party’s and its affiliates’ products or business including, but not limited to, the business plans, financial records, customers, suppliers, products, product samples, strategies, inventions, procedures, sales aids or literature, technical data, advice or knowledge, contractual agreements, pricing, price lists, product white papers, plans, designs, specifications, and know-how or other intellectual property, that may be at any time furnished, communicated, or delivered by either Party to the other Party whether in oral, tangible, electronic, or other form and (ii) all other non-public information provided by one Party to the other including, but not limited to, financial, technical, and business information, and all non-promotional materials furnished by one Party to another.

B.       Exceptions. The “Receiving Party” shall not have any obligations to preserve the confidential nature of any Confidential Information that: (i) Receiving Party can demonstrate by competent evidence was rightfully in the Receiving Party’s possession before receipt from the “Disclosing Party”; (ii) is or becomes a matter of public knowledge through no fault of the Receiving Party; (iii) is rightfully received by Receiving Party from a third party without, to the best of Receiving Party’s knowledge, a duty of confidentiality; (iv) is independently developed by Receiving Party without use of the Confidential Information; or (v) is disclosed by Receiving Party with Disclosing Party’s prior written approval.

C.       Use of Confidential Information; Standard of Care. The Receiving Party shall maintain the Confidential Information in confidence and disclose the Confidential Information only to its employees, subcontractors, and consultants who have a need to know such Confidential Information in order to fulfill the business affairs and transactions between the Parties contemplated by this Agreement and who are under confidentiality obligations no less restrictive as, or who have been advised of the confidentiality obligations set forth in this Agreement. The Receiving Party shall remain responsible for breaches of this Agreement arising from the acts of its employees, subcontractors, and consultants to whom it provides the Disclosing Party’s Confidential Information. The Receiving Party shall protect Confidential Information by using the same degree of care as Receiving Party uses to protect its own information of a like nature, but no less than a reasonable degree of care, to prevent the unauthorized use, disclosure, dissemination, or publication of the Confidential Information. The Receiving Party agrees not to use the Disclosing Party’s Confidential Information for its own purpose other than in connection with the transactions contemplated by this Agreement or for the benefit of any third party, without the prior written approval of the Disclosing Party. The Receiving Party shall promptly return or certify destruction of all copies of Confidential Information upon request by the Disclosing Party or upon the expiration or earlier termination of this Agreement.

D.       Equitable Relief. The Receiving Party hereby agrees and acknowledges that any breach or threatened breach of this Agreement regarding the treatment of the Confidential Information may result in irreparable harm to the Disclosing Party for which there may be no adequate remedy at law. In addition to other remedies provided by law or at equity, in such event the Disclosing Party shall be entitled to seek an injunction, without bond, preventing any further breach of this Agreement by the Receiving Party.

7.       INSURANCE. Manufacturer shall maintain, during the term of this Agreement, Commercial General Liability Insurance and Product Liability Policy with minimum limits, including under any General Liability Umbrella Policies, of not less than $2,000,000 per occurrence limit for bodily injury and property damage, on the Products purchased by Distributor for resale. Manufacturer shall use commercially reasonable efforts to provide Distributor with thirty (30) calendar days’ prior written notice of any change or cancellation in any applicable insurance policies. Manufacturer shall make Distributor an additional insured under each policy.

Distributor shall maintain, during the term of this Agreement, Commercial General Liability Insurance and Products Liability Policy with minimum limits, including under any General Liability Umbrella Policies, of not less than $2,000,000 per occurrence limit for bodily injury and property damage. Distributor shall use commercially reasonable efforts to provide Manufacturer with thirty (30) calendar days’ prior written notice of any change or cancellation in any applicable insurance policies. Distributor shall make Manufacturer an additional insured under each policy.

8.       WARRANTY; RECALL.

A.       Warranty.   Manufacturer warrants to Distributor, for a period of one (1) year from the date of delivery by Manufacturer to the intended recipient thereof, that any Products delivered by Manufacturer pursuant to this Agreement shall conform in all material respects to Manufacturer’s most recent written specifications for such Products that were delivered prior to Manufacturer’s acceptance of a Purchase Order (“Written Specifications”), and shall be free of defects in materials and workmanship. Manufacturer further warrants to Distributor that (i) it has title to the Products to be conveyed hereunder and has the right to sell the same and that at the time of delivery, (ii) such Products shall be free of any security interest or other lien or any other encumbrances whatsoever, (iii) Manufacturer has the appropriate legal approvals and/or legal authority (including but not limited to any regulatory approvals or licensures that may be required) at the time of the sale of Products to sell those Products to Distributor; and (iv) on an on-going basis, Manufacturer must notify Distributor within three (3) business days after its receipt of any Notice of Illegality, provided, that if Manufacturer fails to do so but an officer of Distributor (other than Nirajjkumar Patel) separately has knowledge of some or all of the information contained in that Notice of Illegality, Distributor shall be responsible for the portion of those losses that a court, tribunal, or arbitrator with jurisdiction over the Parties finds could have been avoided as a result of that officer’s knowledge, and Manufacturer shall be responsible for the remainder of those losses that could have been avoided by providing the Notice of Illegality to Distributor (the warranties provided in (i), (ii), (iii), and (iv) being hereinafter referred to as the “Limited Warranty”). Except for the Limited Warranty, Manufacturer makes no warranties or representations to Distributor or any other person with respect to the Products or any services provided to Distributor or any other person. Manufacturer may not change any of the terms of the Limited Warranty at any time, without written consent from Distributor. Distributor will not alter the Limited Warranty, warranty disclaimers, and limitation of liability without the prior written authorization of Manufacturer, nor extend or make any additional warranty or representation regarding the Products unless expressly authorized by Manufacturer. Manufacturer covenants to use commercially reasonable efforts to limit changes to Written Specifications to those that are necessary or otherwise consistent with its ordinary course of business.

THE LIMITED WARRANTY REFERRED TO IN THIS SECTION IS THE ONLY WARRANTY, EXPRESS OR IMPLIED, THAT MANUFACTURER MAKES WITH RESPECT TO THE PRODUCTS. MANUFACTURER SPECIFICALLY DISCLAIMS ALL OTHER IMPLIED WARRANTIES INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

B.       Warranty Claims.  The Limited Warranty is effective only if Distributor gives prompt written notice to Manufacturer of any alleged breach of the Limited Warranty, which notice shall specifically describe the problem and shall state the date of sale and name and location of the recipient of the Product originally shipped by Manufacturer. Notwithstanding anything to the contrary contained herein, Manufacturer shall have no obligation under the Limited Warranty unless it receives such notice within thirty (30) calendar days following the expiration of the warranty period. In the event of any breach of the Limited Warranty, Manufacturer’s sole obligation is to replace each non-conforming Product within a reasonable period of time and to pay for the costs of shipment to the original recipient of the Product or as otherwise specified by Distributor.

C.       Recall.  In the event that: (i) any applicable federal, state or foreign regulatory authority should issue a request, directive or order that a Product be recalled; (ii) a court of competent jurisdiction orders such a recall; or (iii) Manufacturer determines that the Product represents a risk of injury or customer deception or is otherwise defective and that the recall of a Product is appropriate (“Recall”), Manufacturer shall have the sole right and responsibility for implementing the Recall. Distributor will provide cooperation and assistance to Manufacturer in connection therewith, as may be reasonably requested by Manufacturer. Manufacturer shall be solely responsible for all expenses affecting such Recall (including any reasonable out-of-pocket expenses incurred by Distributor in connection with such cooperation, as directed in writing by Manufacturer), in the event that the Recall is necessitated by a design, manufacturing, or marketing defect caused by Manufacturer, in which case Manufacturer will compensate Distributor for all Product stock held by Distributor subject to the Recall at the price paid by Distributor for those Products, with the compensation being paid one-half (1/2) in cash within sixty (60) days after the Recall and the remaining one-half (1/2) as a credit on future orders. With respect to each Product that is the subject of a Recall, at Manufacturer’s request Distributor shall use commercially reasonable efforts to obtain all recalled Products and destroy them, at Manufacturer’s expense unless resulting from a manufacturing, design, or marketing defect caused by Distributor, in which case the same shall be at Distributor’s expense.

D.       Marketing Denial Orders.  If a Marketing Denial Order or equivalent restriction is declared enforceable or is enforced by the U.S. Food and Drug Administration or any other U.S. governmental agency, court, or tribunal with jurisdiction (collectively, an “Enforcement Action”) with respect to any of the Products (the “Affected Products”), and Manufacturer has exhausted all available legal remedies to reverse the Enforcement Action, then Manufacturer shall repurchase the Affected Products held by, or returned to, Distributor at the price paid by Distributor to Manufacturer therefor within sixty (60) days after the exhaustion of all legal remedies (and Distributor shall, at Manufacturer’s direction, either return (at Manufacturer’s expense) the Products repurchased or destroy them). The foregoing repurchase obligation shall be: (a) subject to a cap of Two Million Dollars ($2,000,000.00) (the “Repurchase Cap”); and (b) such Repurchase Cap shall be reduced by fifty percent (50%) of Manufacturer’s attorneys’ fees, and other relevant out of pocket costs and expenses (including, without limitation, expert fees), in challenging the Enforcement Action up to One Million Dollars ($1,000,000.00).

9.	INDEMNIFICATION.

A.       Indemnity Obligations for Intellectual Property Infringement. Manufacturer agrees to defend, indemnify, and hold harmless Distributor from and against any and all claims, losses, damages, suits, expenses (including reasonable attorneys’ fees), and costs (collectively “Claims”) brought or alleged by a third party that the Manufacturer IP or any Products sold to Distributor infringe any worldwide patent, trademark, or copyright. Notwithstanding any provisions of this Section 9(A) to the contrary, Manufacturer shall have no indemnity, defense, hold harmless, or other obligation for any Claims under this Section 9(A) if: (i) Manufacturer concludes that Manufacturer’s IP may infringe another party’s intellectual property as the result of the Freedom to Operate analysis rendered before selling Products in another country; and (ii) Manufacturer notifies Distributor in writing of the potential infringement, and Distributor proceeds to sell Products in the country after receiving such written notice. Distributor shall reasonably cooperate with Manufacturer, its insurance company, and its legal counsel in its defense of such Claims. If the use or sale of any Products furnished under this Agreement is enjoined as a result of a Claim, Manufacturer shall either obtain on behalf of the Distributor the right to continue to use or sell such Products, substitute an equivalent product reasonably acceptable to Distributor in its place, or reimburse Distributor the purchase price of the Products, costs incurred by Distributor as a result of such cancellation, and any and all losses or costs incurred as a result of Distributor’s breach of any purchaser order or other agreement with its customers. Notwithstanding the foregoing, this indemnity shall not apply or cover any Claims based upon any infringement or alleged infringement of any patent, trademark, or copyright resulting from the alteration or unauthorized (by Manufacturer) use of any Manufacturer IP or the Products by Distributor or a Distributor representative or the combination of any Products with any other products or the combination of any Manufacturer IP with any other mark, if such infringement claim would have been avoided but for such alteration, combination, or unauthorized use by Distributor or any Distributor representative. Distributor shall also have the right to participate in the defense of any such action and have the right to hire its own legal counsel at Distributor’s expense. This indemnity shall not cover any Claims in which Distributor fails to provide Manufacturer with prompt written notice of the Claim that lack of notice materially prejudices the defense of the Claim.

B.       Distributor agrees to defend, indemnify, and hold harmless Manufacturer from and against any and all Claims brought or alleged by a third party based upon any infringement or alleged infringement of any patent, trademark, or copyright resulting from the alteration or unauthorized (by Manufacturer) use of any Manufacturer IP or the Products by Distributor or a Distributor representative or the combination of any Products with any other products or the combination of any Manufacturer IP with any other mark, if such infringement claim would have been avoided but for such alteration, combination, or unauthorized use by Distributor or any Distributor representative. Manufacturer shall reasonably cooperate with Distributor, its insurance company, and its legal counsel in its defense of such Claims. Manufacturer shall also have the right to participate in the defense of any such action and have the right to hire its own legal counsel at Distributor’s expense. This indemnity shall not cover any Claims in which Manufacturer fails to provide Distributor with prompt written notice of the Claim which lack of notice materially prejudices the defense of the Claim.

C.       Manufacturer’s Additional Indemnity Obligations. Notwithstanding anything herein to the contrary, in addition to all other rights and remedies available at law or in equity, Manufacturer hereby agrees to defend, indemnify, and hold harmless Distributor from and against any and all third party Claims (i) arising out of or relating to any manufacturing defects and/or design defects in any Products sold by Manufacturer to Distributor that are caused by Manufacturer; (ii) arising out of or relating to any marketing defects in any Products sold by Manufacturer to Distributor where Manufacturer produced, made, wrote, or instituted such marketing material giving rise to the marketing defect; (iii) arising out of or relating to the negligent acts or omissions or willful misconduct of Manufacturer, its employees, agents, or representatives with respect to the Products or its performance of this Agreement; (iv) arising out of or relating to the breach of the Limited Warranty set forth in Section 8(A)(iii). Distributor shall reasonably cooperate with Manufacturer, its insurance company, and its legal counsel in its defense of such Claims. Distributor shall also have the right to participate in the defense of any such action and have the right to hire its own legal counsel at Distributor’s expense. This indemnity shall not cover any Claims in which Distributor fails to provide Manufacturer with prompt written notice of the Claim which lack of notice materially prejudices the defense of the Claim.

D.       Distributor’s Indemnity Obligations to Manufacturer. Distributor hereby agrees to defend, indemnify, and hold harmless Manufacturer, its affiliates, and their respective officers directors, employees, and agents from and against any and all Claims: (i) arising out of or relating to the negligent acts or omissions or willful misconduct of Distributor, its employees, agents, or representatives with respect to its performance of this Agreement, sale of the Products, or otherwise; (ii) arising out of or relating to the alteration or modification of the Products or Manufacturer IP by Distributor or its employees, agents, or representatives, or their failure to transport, store, or use the Products in conformance with Manufacturer’s commercially reasonable written specifications provided to Distributor; (iii) arising out of or relating to any marketing defects in any Products sold by Manufacturer to Distributor where Distributor produced, made, wrote, or instituted such marketing material giving rise to the marketing defect; or (iv) alleging that the Distributor Marks infringe or otherwise violate the intellectual property rights of a third party. This indemnity shall not cover any Claims in which Manufacturer fails to provide Distributor with prompt written notice which lack of notice prejudices the defense of the Claim. Manufacturer shall also have the right to participate in the defense of any such action and have the right to hire its own legal counsel at Manufacturer’s expense.

E.       Settlement of Claims. In no event shall a party seeking or entitled to indemnification from a Party hereunder settle, compromise, agree to a judgment, or take any similar action with respect to any Claim without the written consent of the Party from whom indemnification is sought.

10.       LIMITATION OF LIABILITY.

EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 8 OF THIS AGREEMENT AND CONFIDENTIALITY OBLIGATIONS UNDER SECTION 5 OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, STATUTORY, SPECIAL, OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOSS OF USE, LOSS OF TIME, INCONVENIENCE, LOSS OF BUSINESS OPPORTUNITIES, DAMAGE TO GOODWILL OR REPUTATION, OR LOSS OF DATA, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR SUCH DAMAGES COULD HAVE BEEN REASONABLY FORESEEN.

11.       TERM. This Agreement shall commence on the Effective Date and shall end on the tenth annual (10th) anniversary of the Effective Date (the “Initial Term”) unless earlier terminated pursuant to Section 11 hereof. The Initial Term shall automatically renew for another ten (10) years (the “Renewal Term”) unless earlier terminated pursuant to Section 11 hereof.

12.	TERMINATION.

A.       Termination for Breach. Either Party may terminate this Agreement at any time in the event of a material breach by the other Party that remains uncured after thirty (30) calendar days following written notice thereof. Such termination shall be effective immediately and automatically upon the expiration of the applicable notice period, without further notice or action by either Party. Termination shall be in addition to any other remedies that may be available to the non-breaching Party.

B.       Termination for Financial Insecurity. Either Party may terminate this Agreement and any outstanding Purchase Orders (to the extent the Products have not already been delivered to the carrier for shipment) immediately at its option upon written notice if the other Party: (i) becomes or is declared insolvent or bankrupt; (ii) is the subject of a voluntary or involuntary bankruptcy or other proceeding related to its liquidation or solvency, which proceeding is not dismissed within sixty (60) calendar days after its filing; (iii) ceases to do business in the normal course; or (iv) makes an assignment for the benefit of creditors. This Agreement shall terminate immediately and automatically upon any determination by a court of competent jurisdiction that either Party is excused or prohibited from performing in full all obligations hereunder, including, without limitation, rejection of this Agreement pursuant to 11 U.S.C. §365.

C.       Termination for Failure to Meet Minimum Purchase Commitments. A Minimum Purchase Threshold for a given year shall not include any SKUs for which an MGO has not been granted. If any required Minimum Purchase Thresholds are not met, and such failure to meet the Minimum Purchase Thresholds, after a commercially reasonable effort by Distributor, is due to factors reasonably beyond Distributor’s control (including, but not limited to, shipping delays, force majeure, Enforcement Actions, Manufacturer’s refusal or inability to accept Purchase Orders, or Product defects), then the Minimum Purchase Threshold for the year(s) in which such factors exist shall be reduced to the extent that Distributor’s sale of Products are directly affected by such factors. If after taking into account such reduction in a given year, the required Minimum Purchase Threshold is not met for that year, then Manufacturer may provide notice to Distributor that the Agreement’s exclusivity provisions are no longer applicable, and such provisions shall thereafter no longer be applicable and the rights granted to Distributor in this Agreement shall become non-exclusive for all purposes; provided, however, that if Distributor’s first missed Minimum Purchase Threshold is missed by less than fifty percent (50.0%), the Agreement’s exclusivity provisions shall remain applicable unless and until such deficiency remains uncured within 12 months following written notice thereof. For clarity, Distributor shall only have one (1) opportunity to cure any failure to meet a Minimum Purchase Threshold, and any subsequent failure with respect to any Minimum Purchase Threshold shall not be subject to a cure right. If there is a failure to cure such deficiency within such 12 months, then on the day after the cure period has expired, the rights granted to Distributor in this Agreement shall become non-exclusive for all purposes. Notwithstanding the foregoing, at Manufacturer’s option in its sole discretion, Manufacturer may elect to suspend the conversion of certain of Distributor’s exclusive rights where permitted under this Section 12.C. upon written notice to Distributor.

D.       Obligations Upon Termination. Upon termination of this Agreement, Distributor shall cease to be an authorized reseller of the Products and (i) all unaccepted Purchase Orders may be cancelled by Distributor or Manufacturer without liability, and (ii) Distributor may, at its option, resell, and deliver to Manufacturer, free and clear of all liens and encumbrances, any or all of the Products that (A) are subject to Purchase Orders accepted by Manufacturer whether or not the applicable Products have been shipped as of the date of termination and (B) were manufactured, shipped, or received as of the date of termination, in each case that are in new condition and in the original factory packaging at the original purchase price of any such Products that Distributor elects to resell to Manufacturer less a restocking charge of 50% of such amount payable by Manufacturer upon receipt of such Products. Restocking is waived in the event the Manufacturer terminates Distributor, other than if termination is a “Termination for Breach” as outlined in 11.A. Within ninety (90) calendar days of termination of this Agreement, Distributor shall remove and not thereafter use any sign, display, or other advertising or marketing means containing Manufacturer Marks, except as provided in this section. Distributor may continue to use in-store materials containing the Manufacturer IP as reasonably required for the resale of the Products that may be remaining in Distributor’s possession after termination, which materials Distributor may continue to utilize until all remaining Products have been sold or one hundred eighty (180) calendar days after termination, whichever comes first, after which Distributor shall cease the use of any such Manufacturer IP. Notwithstanding anything herein to the contrary, the Parties agree that the PMI Distribution Rights contributed to KBI as set forth in Section 1(A) or the Distributor’s requirement to grant the PMI Distribution Rights directly to PMI as required by Deed Letter shall survive the termination of this Agreement for the duration of the Term including any Extension Period and Sell-Out Period.

13.       COMPLIANCE WITH LAWS. Distributor acknowledges and understands that the Products may be subject to restrictions upon export from the United States and upon resale after export. Distributor therefore represents and warrants that it shall comply fully with all relevant regulations of the U.S. Department of Commerce, with the U.S. Export Administration Act, and with any other import and/or export control laws or regulations of the United States or any other jurisdiction.

14.       GENERAL TERMS.

A.       Independent Contractors. Nothing in this Agreement, and no course of dealing between the Parties, shall be construed to create or imply an employment or agency relationship or a partnership or joint venture relationship between the Parties or between one Party and the other Party’s employees or agents. Neither Manufacturer nor Distributor has the authority to bind the other, to incur any liability, or otherwise act on behalf of the other. Each Party shall be solely responsible for payment of its employees’ salaries (including withholding of income taxes and social security), workers’ compensation, and all other employment benefits.

B.       Assignment. Except for: (a) the contribution of the PMI Distribution Rights by Distributor to KBI and/or the transfer of the PMI Distribution Rights from KBI to Distributor; and (b) Distributor providing the PMI Distribution Rights directly to PMI as may be required pursuant to the Deed of Letter dated even date herewith, neither this Agreement, nor any right or interest herein, may be assigned, in whole or in part, without the express written consent of the other Party. Any assignment without such consent shall be null and void. Notwithstanding the foregoing, the Distributor may assign its subcontract its rights or obligations under this Agreement with the prior written consent of Manufacturer, provided however, that the foregoing does not prohibit the sales and distribution of the Product as contemplated in this Agreement. Either party may assign this Agreement if the assignment is carried out as part of a merger, restructuring, or reorganization, or sale or transfer of all or substantially all of a Party’s assets. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and legal representatives. Except as set forth in Section 8, there are no third-party beneficiaries to this Agreement.

C.       Notices. Unless otherwise agreed to by the Parties, all notices shall be deemed effective when received and made in writing by either (i) certified mail, return receipt requested, (ii) nationally recognized overnight courier, or (iii) fax with confirmation, addressed to the party to be notified at the following address or to such other address as such Party shall specify by like notice hereunder:

If to Manufacturer:

BIDI VAPOR, LLC

401 N. WICKHAM RD.

MELBOURNE, FL 32935

Attn:	BIDI VAPOR - CORPORATE

Email:	ADMIN@BIDIVAPOR.COM

Fax:	833-367-2434

(with a copy to, which does not serve as notice):

Nelson Mullins Riley & Scarborough LLP

390 N. Orange Ave., Suite 1400

Orlando, FL 32801

Attention: Matt Armstrong

E-Mail: matt.armstrong@nelsonmullins.com

Fax: 407-425-8377

If to Distributor:

Kaival Brands Innovations Group, Inc.

4460 OLD DIXIE HWY

GRANT-VALKARIE, FL 32949

Attn:	KAVL - CORPORATE

Email:	ADMIN@KAIVALBRANDS.COM

Fax:	833-452-4825

(with a copy to, which does not serve as notice):

Baker & Hostetler LLP

200 S. ORANGE AVE., STE 2300

ORLANDO, FL 32801

Attn: KEITH DURKIN

Email:	kdurkin@bakerlaw.com

Fax: 407-841-0168

Either Party, by written notice to the other pursuant to this section, may change its address or designees for receiving such notices.

D.       Force Majeure. Neither Party shall be liable hereunder for any failure or delay in the performance of its obligations under this Agreement if such failure or delay is on account of causes beyond its control, including labor disputes, civil commotion, war, fires, floods, inclement weather, governmental regulations or controls, casualty, government authority, strikes, endemic, pandemic, or acts of God, in which event the non-performing Party shall be excused from its obligations for the period of the delay and for a reasonable time thereafter. Each Party shall use reasonable efforts to notify the other Party of the occurrence of such an event within three (3) business days of its occurrence. Notwithstanding anything to the contrary contained herein, in no event shall the COVID-19 pandemic or government actions taken in connection with the same (or any future pandemic or government actions taken in connection with the same) constitute an event of force majeure under this Section 14.D. or otherwise prohibit or restrict Manufacturer’s rights to terminate this Agreement for failure of Distribute to meet the Minimum Purchase Threshold set forth under Section 12.C. hereof.

E.       Governing Law; Venue; Jury Waiver. This Agreement shall be governed by the laws of the State of Florida, without giving effect to the principles of conflicts of law of such state and shall be binding upon the Parties hereto in the United States and worldwide. Any claims or legal actions by one Party against the other arising under this Agreement or concerning any rights under this Agreement shall be commenced and maintained in any state or federal court located in Orange County, Florida. Both Parties hereby submit to the jurisdiction and venue of any such court. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM, OR ACTION ARISING FROM THE TERMS OF THIS AGREEMENT.

F.       Attorney’s Fees. If either Party incurs any legal fees associated with the enforcement of this Agreement or any rights under this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney’s fees and any court, arbitration, mediation, or other litigation expenses from the other Party.

G.       Survival. The provisions of this Agreement, which by their sense and context should survive any termination of expiration of this Agreement, including without limitation Sections 6 (confidentiality), 8 (warranty), 9 (indemnification), 10 (limitation of liability), 13 (compliance with laws), and 14 (general terms) shall so survive.

H.       Authorized Signatories. It is agreed and warranted by the Parties that the individuals signing this Agreement on behalf of the respective Parties are authorized to execute such an agreement. No further proof of authorization shall be required.

I.       Severability. If any provision or portion of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions or portions shall remain in full force and effect.

J.       No Strict Construction. This Agreement shall not be construed more strongly against either Party regardless of which Party is more responsible for its preparation.

K.       Counterparts. This Agreement may be executed by facsimile and electronically by DocuSign or digital signature and in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument, without necessity of production of the others.

L.       Entire Agreement; Modification; Waiver. This Agreement is the entire agreement between the Parties with respect to the subject matter and supersedes any prior agreement or communications between the Parties hereto, whether written or oral. This Agreement may be modified only by a written amendment signed by authorized representatives of both Parties. No waiver of any term or right in this Agreement shall be effective unless in writing, signed by an authorized representative of the waiving Party. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or modification of such provision, or impairment of its right to enforce such provision thereafter.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the last date written below, to be effective on the Effective Date.

MANUFACTURER

BIDI VAPOR, LLC

By:	/s/ Nirajkumar Patel
Name: Nirajkumar Patel
Title: Manager

DISTRIBUTOR

KAIVAL BRANDS INNOVATIONS GROUP, INC.

By:	/s/ Eric Mosser
Name: Eric Mosser
Title: Chief Operating Officer

EXHIBIT A

Exclusive Distributor Price

The following prices will be valid for all orders placed by Kaival and accepted by Bidi on or before December 31, 2022. Thereafter, the pricing shall change in the manner set forth in the Agreement.

Product	Exclusive Distributor Price (i.e., price to be paid by Kaival to Bidi)
BIDI Stick – per Unit [***]	[***]
Product	Exclusive Distributor Price (i.e., price to be paid by Kaival to Bidi)
BIDI Acrylic Display [***]	[***]

As of the Effective Date of this Agreement, the current flavors are the following (each at 1.4 mL and 6% Nicotine):

1.	Arctic
2.	Classic
3.	Dawn
4.	Gold
5.	Marigold
6.	Regal
7.	Solar
8.	Summer
9.	Tropic
10.	Winter
11.	Zest

EXHIBIT B

Specifications

[***]

EXHIBIT C

Excluded Products from Future Products

[***]

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